EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 13, 2005, relating to the financial statements and financial statement schedule of Washington Gas Light Company appearing in the Annual Report on Form 10-K of WGL Holdings, Inc. and Washington Gas Light Company for the year ended September 30, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/   DELOITTE & TOUCHE LLP

McLean, Virginia
May 25, 2006